Exhibit 10.27

RESTRICTED STOCK UNIT AWARD AGREEMENT

THIS GRANT is hereby made effective as of the Grant Date set forth on the schedule attached hereto as Schedule A (“Schedule A”, such date, the “Grant Date”) between Nielsen Holdings N.V., a company incorporated under the laws of The Netherlands, having its registered office in Diemen, The Netherlands (hereinafter referred to as the “Company”) and the individual whose name is set forth on Schedule A hereof, who is in the Employment of the Company or a Subsidiary (the “Participant”). Any capitalized terms herein not otherwise defined in this Agreement shall have the meaning set forth in the Nielsen Holdings 2010 Stock Incentive Plan (the “Plan”).

WHEREAS, the Company wishes to carry out the Plan, the terms of which are hereby incorporated by reference and made a part of this Agreement; and

WHEREAS, the Committee, charged with administration of the Plan, has determined that it would be to the advantage and best interest of the Company and its shareholders to grant the Participant restricted stock units (as provided in Section 1 below), ultimately payable in shares of Common Stock (the “Award”) as an incentive for increased efforts during the Participant’s term of office with the Company or any of its Subsidiaries, and has advised the Company thereof and instructed the undersigned officers to grant said Award;

NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto do hereby agree as follows:

1. Grant of RSUs. For valuable consideration, receipt of which is hereby acknowledged, the Company hereby grants the number of restricted stock units (“RSUs”) to the Participant set forth on Schedule A, on the terms and conditions hereinafter set forth, and pursuant and subject to the terms of the Plan. Each RSU represents the unfunded, unsecured right of the Participant to receive one share of the Company’s common stock (each, a “Share”). The Participant will become vested in the RSUs, and take delivery of the Shares, as set forth in this Agreement.

2. Vesting and Timing of Transfer.

(a) Unless otherwise provided herein, the Participant shall become vested in the RSUs granted on the Grant Date in accordance with the Plan and the vesting provisions set forth on Schedule A (each date on which all or a portion of the RSUs become vested thereunder, a “Vesting Date”), subject to the continued Employment of the Participant by the Company or a Subsidiary through the relevant Vesting Date.

(b) Notwithstanding the foregoing, upon a termination of the Participant’s Employment by the Company without Cause, by the Participant for Good Reason, or due to the Participant’s death or Permanent Disability, a pro-rata portion of the installment of RSUs that would, but for such termination, be scheduled to vest on the next Vesting Date following such termination of Employment will become vested upon the date of such termination, with such pro-rata portion determined based on the number of days the Participant was employed by the Company or any of its Subsidiaries since the immediately prior Vesting Date, relative to 365 days.

(c) Upon termination of the Participant’s Employment with the Company and all of its Subsidiaries for any reason other than as set forth in Section 2(b) above, all unvested RSUs shall immediately be forfeited by the Participant, without payment of any consideration therefor.

(d) The Board shall cause to be delivered to the Participant such Shares underlying any non-forfeited, vested RSUs as soon as practicable after they become vested RSUs as provided in this Section 2 (but in no event later than 2 1/ 2 months after the last day of the calendar year in which such RSUs become so vested).

(e) In the event of the death of the Participant the delivery of Shares under Section 2(d), as applicable, shall be made to the person or persons to whom the Participant’s rights under the Agreement shall pass by will or by the applicable laws of descent and distribution.

(f) Upon each transfer of Shares in accordance with Section 2(d) above, the Company shall have satisfied its obligation with respect to the number of RSUs equal to the number of Shares delivered to the Participant pursuant thereto, and the Participant shall have no further rights to claim any additional Shares in respect thereof. Notwithstanding the foregoing, the Participant may elect to defer the transfer of Shares by providing notice to the Company in accordance with all applicable rules, policies, and procedures established by the Committee

3. Dividends. Unless otherwise provided pursuant to Section 4 below, from and after the Grant Date, the Participant will only be entitled to receive dividend equivalent payments or other distributions, if any, with respect to Shares underlying the RSUs in accordance with the terms set forth in Schedule A.

4. Adjustments Upon Certain Events. The Committee shall, in its sole discretion, make certain equitable substitutions or adjustments to any Shares or RSUs subject to this Agreement pursuant to Section 10 of the Plan.

5. Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

“Cause” shall mean “Cause” as such term may be defined in any employment, change in control or severance agreement between the Participant and the Company or any of its Subsidiaries (the “Employment Agreement”), or, if there is no such Employment Agreement or if no such term is defined therein, “Cause” shall mean: (i) the Participant’s willful misconduct with regard to the Company or any of its Subsidiaries; (ii) the Participant is indicted for, convicted of, or pleads nolo contendere to, a felony, a misdemeanor involving moral turpitude, or an intentional crime involving material dishonesty other than, in any case, vicarious liability; (iii) the Participant’s conduct involving the use of illegal drugs in the workplace; (iv) the Participant’s failure to attempt in good faith to follow a lawful directive of his or her supervisor within ten (10) days after written notice of such failure; and/or (v) the Participant’s breach of any agreement with the Company or any Subsidiary which continues beyond ten (10) days after written demand for substantial performance is delivered to the Participant by the Company (to the extent that, in the reasonable judgment of the Committee (or its designee), such breach can be cured by the Participant).

“Good Reason” shall mean without the Participant’s consent, (i) a reduction in Participant’s annual rate of base salary (excluding any reduction in the Participant’s base salary that is part of a plan to reduce compensation of comparably situated employees of the Company generally; provided that such reduction in the Participant’s rate of base salary is not greater than fifteen percent (15%) of such rate of base salary); (ii) the material diminution of the Participant’s position due to the Company’s removal of the Participant from the Global Band in which he was employed immediately prior to such removal, to a position within a Global Band that is lower in rank than such prior Global Band; or (iii) the relocation by the Company or any of its Subsidiaries of the Participant’s primary place of employment with the Company or any of its Subsidiaries to a location more than fifty (50) miles outside of the Participant’s current principal place of employment immediately prior to such relocation (which shall not be deemed to occur due to a requirement that the Participant travel in connection with the performance of his or her duties); in any case of the foregoing, that remains uncured after ten (10) business days after the Participant has provided the Company written notice that the Participant believes in good faith that such event giving rise to such claim of Good Reason has occurred, so long as such notice is provided within thirty (30) business days after such event has first occurred.

6. No Right to Continued Employment. Nothing in this Agreement or in the Plan shall confer upon the Participant any right to continue in the Employment of the Company or any Subsidiary or shall interfere with or restrict in any way the rights of the Company and its Subsidiaries, which are hereby expressly reserved, to terminate the Employment of the Participant at any time for any reason whatsoever, with or without cause, subject to the applicable provisions of, if any, the Participant’s employment agreement with the Company or any Subsidiary or offer letter provided by the Company or any Subsidiary to the Participant.

7. No Acquired Rights. In participating in the Plan, the Participant acknowledges and accepts (i) that the Board has the power to amend or terminate the Plan, to the extent permitted thereunder, at any time, and (ii) that the opportunity given to the Participant to participate in the Plan is entirely at the discretion of the Committee and does not obligate the Company or any of its Affiliates to offer such participation in the future (whether on the same or different terms). The Participant further acknowledges and accepts that (a) such Participant’s participation in the Plan is not to be considered part of any normal or expected compensation, (b) the value of the RSUs or the Shares shall not be used for purposes of determining any benefits or compensation payable to the Participant or the Participant’s beneficiaries or estate under any benefit arrangement of the Company or any Subsidiary, and (c) the termination of the Participant’s employment with the Company and all Subsidiaries under any circumstances whatsoever will give the Participant no claim or right of action against the Company or any Subsidiary in respect of any loss of rights under this Agreement or the Plan that may arise as a result of such termination of employment.

8. No Rights of a Stockholder. The Participant shall not have any rights or privileges as a stockholder of the Company until the Shares underlying vested RSUs have been registered in the Company’s register of stockholders as being held by the Participant.

9. Transferability. RSUs may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Participant otherwise than by will or by the laws of descent and distribution, and any purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance not permitted by this Section 9 shall be void and unenforceable against the Company or any Subsidiary or Affiliate.

10. Withholding. The Participant may be required to pay to the Company or any Affiliate, and the Company or any Affiliate shall have the right and is hereby authorized to withhold from any transfer due under this Agreement or under the Plan or from any compensation or other amount owing to the Participant, applicable withholding taxes with respect to any transfer under this Agreement or under the Plan and to take such action as may be necessary in the opinion of the Company to satisfy all obligations for the payment of such taxes, pursuant to Section 4(c) of the Plan.

11. Choice of Law. This agreement shall be governed by and construed in accordance with the laws of the state of New York without regard to conflicts of law, except to the extent that the issue or transfer of Shares shall be subject to mandatory provisions of the laws of the Netherlands.

12. RSUs Subject to Plan. By entering into this Agreement, the Participant agrees and acknowledges that the Participant has received and read a copy of the Plan. All RSUs are subject to the Plan. In the event of a conflict between any term or provision contained herein and a term or provision of the Plan, the applicable terms and provisions of the Plan will govern and prevail. The RSUs and the Shares issued to the Participant upon vesting of the RSU shall not be subject to any of the terms of any Management Stockholders Agreement or Sale Participation Agreement entered into by the Participant and the Company or its Affiliates.

13. Signature in Counterparts. If executed in writing, Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

14. Section 409A of the Code. Notwithstanding any other provisions of this Agreement or the Plan, the RSUs granted hereunder shall not be deferred, accelerated, extended, paid out or modified in a manner that would result in the imposition of an additional tax under Section 409A of the Code upon the Participant. In the event it is reasonably determined by the Committee that, as a result of Section 409A of the Code, the transfer of Shares under this Agreement may not be made at the time contemplated hereunder without causing the Participant to be subject to taxation under Section 409A of the Code, the Company will make such payment on the first day that would not result in the Participant incurring any tax liability under Section 409A of the Code. Notwithstanding anything herein to the contrary, if at the time of the Participant’s termination of employment with the Company the Participant is a “specified employee” as defined in Section 409A of the Internal Revenue Code of 1986, as amended and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Section 409A of the Code, then the Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to the Participant) until the date that is six months following the Participant’s termination of employment with the Company (or the earliest date as is permitted under Section 409A of the Code without any accelerated or additional tax).

[Signatures on next page.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

Nielsen Holdings N.V.

By:
Its:

Participant

Name:

Schedule A

Name:

Address:

Grant Date:	[ — ]

Number of RSUs:	[ — ]

Normal Vesting of RSUs:	Vesting shall occur as follows: [—]% of the total number of RSUs granted hereunder shall become vested on each of the [ ] anniversaries of the Grant Date.

Vesting on a “Change in Control”:	Per Plan terms.

Dividends:	Participant is not entitled to receive any dividend equivalent payments or other distributions with respect to Shares underlying the RSUs unless and until the RSUs become vested and the Shares that underlie the RSUs are distributed to the Participant pursuant to Section 2 of the Agreement.